Exhibit 99.1

Northwest Pipe Company Announces First Quarter 2023 Financial Results

•	Net sales of $99.1 million decreased 9.4% year-over-year; Precast Infrastructure and Engineered Systems segment (“Precast”) net sales increased 2.7% year-over-year
•	Gross profit of $16.6 million increased 12.1% year-over-year
•	Net income of $0.23 per diluted share
•	Backlog[1] of $297 million; backlog including confirmed orders[2] of $370 million for the Engineered Steel Pressure Pipe segment (“SPP”)
•	Precast order book[3] of $58 million

VANCOUVER, Washington—May 3, 2023—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure including engineered steel water pipeline systems; stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components, today announced its financial results for the first quarter ended March 31, 2023. The Company will broadcast its first quarter 2023 earnings conference call on Thursday, May 4, 2023 at 7:00 a.m. PT.

Management Commentary

“As we expected, the first quarter was challenging due to severe weather events and customer driven production delays. Our Engineered Steel Pressure Pipe segment ended the first quarter with a near record $370 million in backlog including confirmed orders. Beginning with the second quarter, we expect SPP revenue to be on an upward trajectory back towards 2022 levels, with improved margins,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “The Precast segment ended the first quarter stronger than anticipated with an order book of $58 million, down 12% from the same quarter in 2022, given the stresses on the residential housing market primarily affecting our Geneva locations. Non-residential business at our ParkUSA locations also continues to show strength. We expect our second quarter Precast revenue to improve over the first quarter of 2023 and for the Precast segment’s full year performance to be down only modestly from a record year in 2022 with similar margin levels.”

First Quarter 2023 Financial Results

Consolidated

•	Net sales decreased 9.4% to $99.1 million from $109.3 million in the first quarter of 2022.
•	Gross profit increased 12.1% to $16.6 million, or 16.7% of net sales, from $14.8 million, or 13.5% of net sales, in the first quarter of 2022.
•	Net income was $2.4 million, or $0.23 per diluted share, compared to $3.6 million, or $0.36 per diluted share, in the first quarter of 2022.

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Engineered Steel Pressure Pipe Segment (SPP)

•	SPP net sales decreased 14.9% to $63.5 million from $74.7 million in the first quarter of 2022 driven by a 4% decrease in tons produced resulting primarily from changes in project timing and an 11% decrease in selling price per ton due to decreased raw materials costs.
•	SPP gross profit increased 8.2% to $7.8 million, or 12.2% of SPP net sales, from $7.2 million, or 9.6% of SPP net sales, in the first quarter of 2022. Gross profit in the first quarter of 2022 was negatively impacted by $2.0 million for a product liability settlement reserve.
•	SPP backlog was $297 million as of March 31, 2023 compared to $274 million as of December 31, 2022 and $200 million as of March 31, 2022. Backlog including confirmed orders was $370 million as of March 31, 2023 compared to $372 million as of December 31, 2022 and $341 million as of March 31, 2022.

Precast Infrastructure and Engineered Systems Segment (Precast)

•	Precast net sales increased 2.7% to $35.6 million from $34.6 million in the first quarter of 2022 primarily due to an increase in selling prices resulting from high demand for the Company’s concrete products in addition to increased materials costs.
•	Precast gross profit increased 15.8% to $8.8 million, or 24.7% of Precast net sales, from $7.6 million, or 21.9% of Precast net sales, in the first quarter of 2022 primarily due to improved pricing.
•	Precast order book was $58 million as of March 31, 2023 compared to $64 million as of December 31, 2022 and $66 million as of March 31, 2022.

Balance Sheet and Cash Flow

•	As of March 31, 2023, the Company had $62.6 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $61 million under the revolving credit facility. The Company expects to have sufficient credit available to support its operations for at least the next twelve months with near-term repayment of outstanding debt remaining a high priority.
•	Net cash provided by operating activities was $26.3 million, an increase of $24.7 million from $1.6 million in the first quarter of 2022 due to favorable changes in working capital.
•	Capital expenditures of $4.4 million were relatively consistent with the first quarter of 2022.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s first quarter 2023 financial results will be held on Thursday, May 4, 2023, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, May 18, 2023, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 10177348.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe; bar-wrapped concrete cylinder pipe; and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company’s core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing market, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Park Environmental Equipment, LLC and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, effects of security breaches, computer viruses, and cybersecurity incidents, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in Ukraine and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2022 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders. This non-GAAP financial measure is provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

investors@nwpipe.com

Or Addo Investor Relations

nwpx@addo.com

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022

Net sales:
Engineered Steel Pressure Pipe	$63,546	$74,715
Precast Infrastructure and Engineered Systems	35,551	34,616
Total net sales	99,097	109,331

Cost of sales:
Engineered Steel Pressure Pipe	55,764	67,526
Precast Infrastructure and Engineered Systems	26,756	27,019
Total cost of sales	82,520	94,545

Gross profit:
Engineered Steel Pressure Pipe	7,782	7,189
Precast Infrastructure and Engineered Systems	8,795	7,597
Total gross profit	16,577	14,786

Selling, general, and administrative expense	11,866	9,368
Operating income	4,711	5,418
Other income (expense)	(29)	44
Interest expense	(1,369)	(560)
Income before income taxes	3,313	4,902
Income tax expense	951	1,343
Net income	$2,362	$3,559

Net income per share:
Basic	$0.24	$0.36
Diluted	$0.23	$0.36

Shares used in per share calculations:
Basic	9,940	9,881
Diluted	10,087	9,973

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$3,934	$3,681
Trade and other receivables, net	60,589	71,563
Contract assets	116,341	121,778
Inventories	70,970	71,029
Prepaid expenses and other	9,007	10,689
Total current assets	260,841	278,740
Property and equipment, net	134,419	133,166
Operating lease right-of-use assets	91,641	93,124
Goodwill	55,504	55,504
Intangible assets, net	34,203	35,264
Other assets	5,771	5,542
Total assets	$582,379	$601,340

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$10,756	$10,756
Accounts payable	24,885	26,968
Accrued liabilities	24,296	30,957
Contract liabilities	25,794	17,456
Current portion of operating lease liabilities	4,627	4,702
Total current liabilities	90,358	90,839
Borrowings on line of credit	62,617	83,696
Operating lease liabilities	88,326	89,472
Deferred income taxes	12,045	11,402
Other long-term liabilities	7,956	7,657
Total liabilities	261,302	283,066

Stockholders’ equity	321,077	318,274
Total liabilities and stockholders’ equity	$582,379	$601,340

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2023	2022

Cash flows from operating activities:
Net income	$2,362	$3,559
Depreciation and finance lease amortization	2,799	2,935
Amortization of intangible assets	1,061	1,194
Deferred income taxes	635	383
Share-based compensation expense	990	635
Other, net	473	117
Changes in operating assets and liabilities, net	17,962	(7,175)
Net cash provided by operating activities	26,282	1,648
Cash flows from investing activities:
Purchases of property and equipment	(4,382)	(4,440)
Other investing activities	-	30
Net cash used in investing activities	(4,382)	(4,410)
Cash flows from financing activities:
Borrowings on line of credit	34,602	38,023
Repayments on line of credit	(55,682)	(34,532)
Payments on finance lease obligations	(145)	(125)
Tax withholdings related to net share settlements of equity awards	(422)	(294)
Other financing activities	-	(6)
Net cash provided by (used in) financing activities	(21,647)	3,066
Change in cash and cash equivalents	253	304
Cash and cash equivalents, beginning of period	3,681	2,997
Cash and cash equivalents, end of period	$3,934	$3,301